SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.__)

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Scientific Learning Corporation

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SCIENTIFIC LEARNING CORPORATION 300 Frank H. Ogawa Plaza, Suite 600 Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 7, 2005

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

                NOTICE IS HEREBY GIVEN  that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation (the “Company”), will be held on Tuesday, June 7, 2005, at 10:00 a.m. local time at the Company’s principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

                1.   To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

                2.  To approve the Company’s 1999 Non-Employee Directors’ Stock Option Plan, as amended to increase the aggregate number of shares authorized for issuance thereunder by 100,000 shares.

                3.   To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2005.

                4.   To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                These items of business are more fully described in the Proxy Statement accompanying this Notice.

                The Board of Directors has fixed the close of business on April 13, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors /s/ Linda L. Carloni

LINDA L. CARLONI Vice President, General Counsel and Secretary

Oakland, California May 2, 2005

                All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION 300 Frank H. Ogawa Plaza, Suite 600 Oakland, CA 94612-2040

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS June 7, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

                We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Scientific Learning Corporation (sometimes referred to as the “Company” or “Scientific Learning”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

                The Company intends to mail this proxy statement and accompanying proxy card on or about May 2, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

                Only stockholders of record at the close of business on April 13, 2005 will be entitled to vote at the annual meeting. On this record date, there were 16,684,105 shares of common stock outstanding and entitled to vote.

                Stockholder of Record: Shares Registered in Your Name

                If on April 13, 2005, your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

                Beneficial Owner: Shares Registered in the Name of a Broker or Bank

                If on April 13, 2005, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three directors;

•	Approval of a proposed 100,000 share increase in the number of shares of common stock authorized for issuance under the Company’s 1999 Non-Employee Directors’ Stock Option Plan; and

•	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2005.
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How do I vote?

                You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

                Stockholder of Record: Shares Registered in Your Name

                If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

                Beneficial Owner: Shares Registered in the Name of a Broker or Bank

                If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

                On each matter to be voted upon, you have one vote for each share of common stock you own as of April 13, 2005.

What if I return a proxy card but do not make specific choices?

                If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the other two proposals. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

                We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

                If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

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Can I change my vote after submitting my proxy?

                Yes.  You can revoke your proxy. If you are not a stockholder of record, you should follow the instructions of your broker or bank. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

                If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 7, 2005. If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040. To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 31, 2005. Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 7 and March 9, 2006. You are also advised to review the Company’s Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

                Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

                If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. We believe that Proposals 1 and 3 will be considered discretionary items and that Proposal 2 will be considered a nondiscretionary item.

How many votes are needed to approve each proposal?

•
For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•
To be approved, Proposals No. 2 (to increase the number of shares under the Company’s 1999 Non-Employee Directors’ Stock Option Plan) and 3 (to ratify the selection of Ernst & Young as the Company’s independent registered public accountants for 2005) must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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What is the quorum requirement?

                A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 16,684,105 shares outstanding and entitled to vote.

                Your shares will be counted towards the quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

                Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

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PROPOSAL 1

ELECTION OF DIRECTORS

                The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

                The Board is presently composed of nine members. There are three directors in the class whose term of office expires in 2005. Of the nominees for election to this class, all are currently directors of the Company. Dr. Merzenich and Mr. Moorhead were previously elected by the stockholders. Mr. Smith was elected to the Board in July 2004. Mr. Smith was recommended for election to the Board by Mr. Bowen, the Company’s Chairman and Chief Executive Officer. If elected at the Annual Meeting, each of the nominees will serve until the 2008 annual meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. The Company’s policy is to invite all directors to attend the Annual Meetings of the Company’s stockholders, but their attendance is not required. Mr. Bowen and Dr. Merzenich attended the 2004 Annual Meeting. Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

                Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2005.

NOMINEES FOR ELECTION FOR A 3-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

                Dr. Michael M. Merzenich, age 62, is one of our founders. He has been a director since inception and served as our Chief Scientific Officer from November 1996 to January 2003. During 1996, Dr. Merzenich served as the CEO and President of the Company. During 1997, Dr. Merzenich worked full-time with the Company during a sabbatical from his faculty position at the University of California, San Francisco (“UCSF”). Since 1971, Dr. Merzenich has been a member of the faculty, and since 1980 a full professor, in Neuroscience, Physiology, Biomedical Engineering and Otolaryngology at UCSF. He is currently the Francis A. Sooy Professor of Otolaryngology at UCSF. During 2004, Dr. Merzenich was on sabbatical from UCSF and worked full-time with Posit Science Corporation, which is developing neuroscience based products for health care applications. Dr. Merzenich has more than 25 years of experience in managing large, multidisciplinary brain science/behavior/engineering research projects that have led to commercial products and numerous publications and awards. In May 1999, Dr. Merzenich was elected a member of the National Academy of Sciences for distinguished and continuing achievements in original research. Dr. Merzenich holds a BS in General Science from the University of Portland and a PhD in Physiology from The Johns Hopkins University, with additional training from the University of Wisconsin.

                Rodman W. Moorhead III, age 61, has been a director since June 1998. Mr. Moorhead has been employed since 1973 by Warburg Pincus, a global private equity firm (or its predecessors), where he currently serves as Managing Director and Senior Advisor. Mr. Moorhead was nominated to our Board in accordance with rights held by Warburg Pincus Ventures (“Ventures”), relating to an equity agreement. As long as Ventures owns a requisite percentage of outstanding shares of common stock, the Board must nominate Mr. Moorhead, or another individual designated by Ventures and reasonably acceptable to the Board, and use its best efforts to cause Mr. Moorhead or such other individual to be elected to the Board. See “Certain Transactions.” Mr. Moorhead is a director of Coventry Health Care, Inc., 4GL School Solutions and Transkaryotic Therapies, Inc. He is a trustee of The Taft School and a member of the Overseers’ Committee on University Resources at Harvard College. Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School.

                David W. Smith, age 60, became a member of our Board of Directors in July 2004. Mr. Smith currently serves as Executive Chair at Plato Learning, Inc., a publicly held educational software company. Before being appointed Executive Chair, he served Plato as the Interim CEO from November 2004 to March 1, 2005, and before

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that, as a Business Consultant. From September 2000 to December 2002, Mr. Smith was Chief Executive Officer of NCS Pearson, a provider of products, services and technologies to customers in education, government, and business. He also served as President of the NCS Assessment and Testing Services from April 1988 to September 2000. Prior to NCS, Mr. Smith was a senior executive with McGraw Hill Corporation’s Training Systems and College Divisions which publish professional, technical and scholarly books and materials. Mr. Smith serves on the Boards of Directors of Capella Education Company, Inscape Publishing, 4GLSchool Solutions and Plato Learning. Mr. Smith holds an MBA from the University of Iowa, as well as a BA and MA from Southern Illinois University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

                Ajit M. Dalvi, age 62, has been a director since July 2000. He is a former senior media executive and recognized cable industry expert in business, marketing and branding strategy. Mr. Dalvi is currently a consultant for several media companies including Cox Communications Inc. He joined Cox Communications in 1982 as its first Marketing Director. He served for 17 years on Cox’s senior management team and retired as the Senior Vice President for Strategy and Programming in June 1999. Mr. Dalvi is also a director of iVillage Inc. Mr. Dalvi holds a B.A from the University of Bombay and an MBA from the Indian Institute of Management.

                Carleton A. Holstrom, age 69, is one of our founders and has been a director since February 1996. From February 1996 to January 1997, Mr. Holstrom also served as our Chief Financial Officer. Mr. Holstrom retired in 1987 as Senior Vice President-Finance of The Bear Stearns Companies. He is a director of Protalex, Inc., a development stage biopharmaceutical drug development company, and of the Custodial Trust Company, and a trustee, overseer or director of a number of non-profit organizations. Mr. Holstrom has served as a member of the Board of Trustees and Board of Governors of Rutgers, the State University of New Jersey, including as chairman and vice-chairman of both. He is currently a member of the Board of Overseers of the College of Letters and Sciences at the University of Wisconsin at Madison. Mr. Holstrom holds a BS in Economics from the University of Wisconsin at Madison and an MA in Economics from Rutgers.

                Dr. Paula A. Tallal, age 57, is one of our founders. She has served as a director since inception. She also served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement. Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities. Dr. Tallal has over 25 years experience managing multi-site, multi-disciplinary federally funded contracts and grants that have resulted in over 150 publications, as well as national and international honors. Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

                Robert C. Bowen, age 63, joined us as Chairman and Chief Executive Officer in June 2002. From 1989 to 2001, he served as a senior executive at National Computer Systems. His last assignment there, from 1995 to 2001, was as President of NCS Education, a leading provider of enterprise software for K-12 school districts. NCS was acquired by Pearson, PLC in July 2000. After retiring from NCS in 2001, Mr. Bowen consulted for various businesses in education until joining us. Previously, Mr. Bowen held senior executive positions with other leading education and publishing companies, including seventeen years with McGraw-Hill. Early in his career, Mr. Bowen

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was a high school math teacher, a coach, and a school district administrator. Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.

                Joseph B. Martin, MD, PhD, age 66, became a member of our Board of Directors in July 2000. He has served as the Dean of the Faculty of Medicine and Caroline Shields Walker Professor of Neurobiology and Clinical Neuroscience at Harvard Medical School since 1997. From 1993 to 1997, Dr. Martin was the Chancellor of UCSF. Since 1997, he has served as trustee of the Massachusetts Biomedical Research Corporation. Dr. Martin is a member of the Institute of Medicine of the National Academy of Sciences. Dr. Martin also serves as a director of Cytyc Corporation and Baxter International Inc. He holds a BS from Eastern Mennonite College, an MD from the University of Alberta and a PhD in Anatomy from the University of Rochester.

                Edward Vermont  Blanchard, Jr., age 53, joined us as a director in November 2002. Mr. Blanchard is presently a Senior Advisor to Bear Stearns Merchant Manager II, the manager of the private equity arm of the Bear Stearns Companies Inc. From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions. After leaving Merrill Lynch, during 1999 and 2000, Mr. Blanchard served as Executive Vice President – Strategy & Acquisitions for Bankrate Inc., which provides an on-line service for comparing rate information from providers of financial services. During late 2000 and early 2001, Mr. Blanchard served as Director, Strategic Finance for IntelliTax, a web-based income tax preparation services company. Mr. Blanchard is a Trustee of The Chapin School, Ltd. and the Yorkville Common Pantry. In addition, he is a Trustee of the American Folk Art Museum and a member of its Executive Committee. Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill

INDEPENDENCE OF THE BOARD OF DIRECTORS

                As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all relevant transactions and relationships between each director, or certain of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Dalvi, Mr. Holstrom, Dr. Martin, Mr. Moorhead and Mr. Smith are independent directors within the meaning of the applicable Nasdaq listing standards.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

                The Board of Directors met four times during the last fiscal year. All directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

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                Our Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Science and Research Committee. The following table provides membership and meeting information for 2004 for each of the Board committees:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Science and Research Committee

Robert C. Bowen			Ex-officio
Edward Vermont Blanchard, Jr.	Chair
Ajit Dalvi	Member			Member
Carleton A. Holstrom	Member	Member	Member
Joseph B. Martin, MD, PhD				Chair
Michael M. Merzenich, PhD				Member
Rodman W. Moorhead III		Chair	Chair
David W. Smith		Member	Member
Paula A. Tallal, PhD			Member	Member

Total meetings in 2004	11	2	4	4

                Below is a description of each committee of the Board of Directors. The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

AUDIT COMMITTEE

                The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and the Company’s quarterly financial statements. The Board has adopted a written Amended and Restated Audit Committee Charter, a copy of which is attached as Appendix 1 to these proxy materials.

                The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Mr. Blanchard and Mr. Holstrom each qualifies as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

COMPENSATION COMMITTEE

                The Compensation Committee of the Board of Directors oversees the Company’s compensation policies, plans and programs. The Compensation Committee reviews and approves the Company’s overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; considers the recommendation of the Company’s Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of

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the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers the Company’s stock option and purchase plans and other similar programs. The Committee also has a One Person Stock Option Committee, which is composed of Mr. Bowen and may award stock options to employees who are not officers, subject to numerical limits and other parameters established by the Compensation Committee from time to time. The Board of Directors has determined that all members of the Company’s Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

                The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and the Company’s corporate governance functions. The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board. The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors. The Board has determined that Mr. Holstrom, Mr. Moorhead and Mr. Smith are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards; Dr. Tallal is not independent. Mr. Bowen serves on the Committee in an advisory, non-voting capacity.

                The Board has established guidelines for evaluating nominees for director. The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment. The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board. The Board also considers the candidate’s commitment to staunchly representing the long-term interests of the Company’s stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years. The Board may modify these guidelines from time to time and will consider other factors as appropriate.

        The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, and such other sources as the Committee believes appropriate. The Committee may also retain a search firm if the Committee believes that to be appropriate. The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate. The Committee has the flexibility to determine the most appropriate interviewing and referencing process. The Committee recommends nominees to the independent members of the Board. A majority of the independent members of the Board select the nominees. These nominations are then submitted for ratification by the full Board.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. To date, the Committee has not received any director nominee from stockholders, other than from stockholders who are directors. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. The Committee will also evaluate whether candidates suggested by stockholders are identified with any particular issue to such an extent that their ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at the Company’s principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if

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nominated; and the name and contact information of the stockholders suggesting the nominee, and the number of shares of the Company’s stock held by those stockholders.

SCIENCE AND RESEARCH COMMITTEE

                The Science and Research Committee of the Board provides guidance and oversight with respect to the scientific and research activities of the Company and reviews and approves the Company’s strategy and policy on scientific and research matters. The Committee reviews the Company’s research plans, ongoing research projects, interactions with academic and independent research organizations, research resources, and presentation of the results of research. The Committee also provides input on emerging science that may impact the Company’s products and market and reviews the Company’s policies on research matters, including policies relating to ethics, research misconduct, and human subjects.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

                The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on the Company’s website on the World Wide Web at scientificlearning.com/corporategovernance.

CODE OF ETHICS

                The Company has adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees. The policies are available on our website at the address stated above. If the Company makes any substantive amendments to these Policies or grants any waiver from the Policies to any executive officer or director, the Company may disclose the nature of the amendment or waiver on its website.

10.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                The Audit Committee oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

                The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with management. In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

                The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed the independence of Ernst & Young LLP with them.

                Based upon this review and discussion, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

                From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Ajit M. Dalvi
Carleton A. Holstrom
11.

PROPOSAL 2

APPROVAL OF 1999 NON-EMPLOYEE DIRECTORS’ STOCK  OPTION PLAN,
AS AMENDED

                In May 1999, the Board adopted and the stockholders approved the Company’s 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). In October 2002, the Board amended the Directors’ Plan, subject to stockholder approval, to comply with applicable California securities laws. In February 2003, the Board amended the Directors’ Plan to (i) increase the number of shares of Common Stock authorized for issuance from 75,000 shares to a total of 150,000 shares; (ii) provide that the annual grant of an option to purchase 5,000 shares be provided to each non-employee director on the same date regardless of when such non-employee director joined the Board; and (iii) change the criteria for eligibility under the Directors’ Plan so that additional directors were eligible to receive options. In May 2003, the shareholders approved these changes. In March 2005, the Board, subject to stockholder approval, amended the Directors’ Plan to increase the number of shares of Common Stock authorized for issuance by 100,000 shares, from 150,000 shares to a total of 250,000 shares.

                As of March 1, 2005, options (net of canceled or expired options) covering an aggregate of 125,000 shares of the Company’s Common Stock had been granted and were outstanding under the Directors’ Plan. If the share reserve had not been increased, only 25,000 shares of Common Stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) would be available for future grant. Including the March 2005 increase in the share reserve, subject to stockholder approval, 125,000 shares of Common Stock will be available for future grant.

                As of March 1, 2005, the exercise prices under the Directors’ Plan ranged from $1.32 to $10.875, with an average exercise price of $4.88. The expiration dates of the options then outstanding ranged from July 11, 2005 through July 28, 2009. At March 1, 2005, the market value of the Company’s common stock was $6.00 per share, measured by the closing sale price on the Nasdaq National Market on that date.

                Stockholders are requested in this Proposal 2 to approve the Directors’ Plan, as amended.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

THE ESSENTIAL FEATURES OF THE DIRECTORS’ PLAN ARE OUTLINED BELOW:

General

                The Directors’ Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors’ Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of nonstatutory stock options.

Purpose

                The Board adopted the Directors’ Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Seven of the current members of the Board are eligible to participate in the Directors’ Plan.

Administration

                The Board administers the Directors’ Plan. The Board has the power to construe and interpret the Directors’ Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price or the type of consideration that may be used to exercise options.

12.

                The Board has the power to delegate administration of the Directors’ Plan to a committee composed of not fewer than two members of the Board, but the Board has not exercised that power. As used herein with respect to the Directors’ Plan, the “Board” refers to any committee the Board appoints as well as to the Board itself.

Stock Subject to the Directors’ Plan

                Subject to stockholder approval of this Proposal, 250,000 shares of Common Stock are reserved for issuance under the Directors’ Plan. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again become available for issuance under the Directors’ Plan.

Eligibility

                The Directors’ Plan provides that options may be granted only to non-employee directors of the Company. A “non-employee director” is defined in the Directors’ Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate, or a holder or representative of the holder of 10% or more of the Company’s capital stock.

Terms of Options

                The following is a description of the terms of options under the Directors’ Plan.

                Automatic Grants.  Upon first being elected or appointed to the Board, a new member of the Board who is a non-employee director is granted an option to purchase 5,000 shares of the Company’s Common Stock. In addition, on each anniversary of the Company’s initial public offering, each eligible non-employee director is granted an option to purchase 5,000 shares of the Company’s Common Stock.

                Exercise Price; Payment. The exercise price of options is 100% of the fair market value of the stock subject to the option on the date of the grant.

                The exercise price of options granted under the Directors’ Plan must be paid in cash at the time the option is exercised or (i) by delivery of other Common Stock of the Company, (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board or (iii) by a combination of the preceding methods.

                Option Exercise.   Options granted under the Directors’ Plan are fully vested and exercisable at the time of grant.

                Term.   The term of options under the Directors’ Plan is five years. Options under the Directors’ Plan terminate 12 months after termination of the optionholder’s service unless the optionholder dies before the optionholder’s service has terminated, in which case the option may be exercised within 18 months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

                Other Provisions.  The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

Restrictions on Transfer

                During the lifetime of the optionholder, an option may be exercised only by the optionholder. The participant may not transfer options other than by will or by the laws of descent and distribution.

Adjustment Provisions

                Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares of Common Stock subject to the Directors’ Plan and outstanding options. In that event, the Directors’ Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors’ Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

13.

Effect of Certain Corporate Events

                In the event of a dissolution, liquidation, sale of all or substantially all of the assets of the Company, or specified type of merger of the Company, then, as determined by the Board in its sole discretion; (i) the surviving corporation may assume any options outstanding under the Directors’ Plan or substitute similar options; or (ii) if the surviving corporation refuses to assume such options or substitute similar options, such options shall be terminated if not exercised prior to such event.

Duration, Amendment and Termination

                The Board may suspend or terminate the Directors’ Plan at any time. Unless sooner terminated, the Directors’ Plan terminates May 16, 2009. The Board may amend the Directors’ Plan at any time. Any amendment of the Directors’ Plan must be approved by the stockholders if such approval is necessary for the Directors’ Plan to satisfy applicable laws and regulations, including a change in who is eligible to participate in the Directors’ Plan or an increase in the number of shares available for awards under the Directors’ Plan. Rights granted before amendment or termination of the Directors’ Plan will not be altered or impaired by any amendment, suspension or termination of such plan without consent of the person to whom such rights were granted.

Federal Income Tax Information

                Options under the Directors’ Plan are intended to be nonstatutory stock options, which generally have the following federal income tax consequences:

                There are no tax consequences to the optionholder or the Company by reason of the grant of the option. Upon exercise of the option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the exercise date over the option exercise price. Subject to the requirement of reasonableness, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

                Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

STOCK AWARDS UNDER THE PLANS TO SPECIFIED PERSONS AND GROUPS:

                The following table shows the number of shares to be subject to stock options to be granted to specified persons and groups under the Directors’ Plan.

NEW PLAN BENEFITS

Name of Person or Group	No. of Shares to be subject to Stock Options to be granted under the Directors’ Plan

Robert C. Bowen Chairman of the Board and Chief Executive Officer	-0-

Glenn G. Chapin Vice President, Education Sales	-0-

Jane A. Freeman Sr. Vice President, Chief Financial Officer and Treasurer	-0-

Linda L. Carloni Vice President, General Counsel and Secretary	-0-

William M. Jenkins Sr. Vice President, Product Development	-0-

All current executive officers as a group	-0-

All current directors who are not executive officers as a group	30,000 (1)

All employees other than executive officers, as a group	-0-
14.

(1)
Represents the number of shares granted to continuing eligible directors in one year. Each continuing non-employee director is eligible to receive an option to purchase 5,000 shares each year, on July 22. In addition, each new non-employee director receives a grant for an option to purchase 5,000 shares upon joining the Company, which is not included in this table.

The following table shows the number of shares subject to stock options previously granted (net of cancellations) to specified persons and groups under the Directors’ Plan, at March 1, 2005.

Name of Person or Group (1)	No. of Shares Subject to Stock Options Already Granted under the Directors’ Plan

Edward Vermont Blanchard, Jr. Director	15,000

Ajit M. Dalvi Director	30,000

Carleton A. Holstrom Director	25,000

Joseph B. Martin Director	30,000

Michael M. Merzenich Director	10,000

David W. Smith Director	5,000

Paula A. Tallal Director	10,000

All current directors who are not executive officers as a group	125,000

(1)	No officers, employees or associates of directors or of nominees for director or officers of the Company have been granted any options under the Directors’ Plan.
15.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

                The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since its inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PRINCIPAL ACCOUNTANT FEES AND SERVICES

                The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003 by Ernst & Young.

	Fiscal Year Ended
	2004	2003

Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings; for 2004, includes $387,000 for restatement)	$862,900	$140,000

Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	6,500	19,000

Tax Fees (preparation of federal, state and local returns, consultations with respect to tax planning and compliance issues)	1,800	29,000

All Other Fees (E&Y online services)	5,000	0

Total Fees	$876,230	$188,000

                All fees described above were approved by the Audit Committee prior to engagement of the auditor to perform the service. None of the services provided above were pre-approved pursuant to the “de minimis exception” to the requirements of pre-approval for permitted non-audit services, set forth in Rule 2-01 of SEC Regulation S-X.

Pre-Approval Policies and Procedures

                The Audit Committee or the Chair of the Committee, who has been delegated the authority to do so, pre-approves the audit and non-audit services rendered by Ernst & Young. If the Chair of the Committee pre-approves fees, that pre-approval is reported to the full Committee at its next meeting. Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has

16.

determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the auditor’s independence.
17.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 1, 2005 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Executive Officer”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Shares Beneficially Owned (1)

Beneficial Owner	Number	Percent

Warburg, Pincus Ventures, LP (2) 466 Lexington Avenue New York, NY 10017	9,036,638	50.1%
Robert C. Bowen (3)	901,540	5.4%
Edward Vermont Blanchard, Jr. (4)	166,507	1.0%
Ajit M. Dalvi (5)	30,000	*
Carleton A. Holstrom (6)	303,771	1.8%
Dr. Joseph B. Martin (7)	42,882	*
Dr. Michael M. Merzenich (8)	520,215	3.1%
Rodman W. Moorhead III (2)(9)	9,036,638	50.1%
David W. Smith (10)	6,544	*
Dr. Paula A. Tallal (11)	596,320	3.6%
Glenn G. Chapin (12)	110,321	*
Jane A. Freeman (13)	186,774	1.1%
Linda L. Carloni (14)	99,037	*
Dr. William M. Jenkins (15)	332,906	2.0%

All directors and executive officers as a group (17 persons) (16)	12,834,836	68.2%

———————
* Less than one percent

(1)
This table is based upon information supplied by officers, directors and principal stockholders, and Schedules 13D and G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,663,481 shares outstanding on March 1, 2005, adjusted as required by rules promulgated by the SEC.

(2)
Includes 7,661,638 shares owned and 1,375,000 shares issuable upon the exercise of immediately exercisable warrants issued in March 2001. The stockholder is Warburg, Pincus Ventures, L.P. (“WPV”). Warburg Pincus & Co. (“WP”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). Mr. Moorhead, a director of the Company, is a managing director and member of WP LLC and a general partner of WP. Mr. Moorhead may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by WPV.

(3)
Includes 807,790 shares owned by Mr. Bowen and 93,750 shares subject to stock options that are or will be exercisable by April 29, 2005. Certain of Mr. Bowen’s options have vesting that accelerates on the achievement of certain stock price targets, none of which have yet been met. These options are not included in this table. See Employment Agreement below.

18.

(4)
Includes 133,507 shares held by Mr. Blanchard, 3,000 shares held by his children and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries. Also includes 15,000 shares subject to exercisable stock options.

(5)	Includes 30,000 shares subject to exercisable stock options.

(6)
Includes 109,456 shares held directly by Mr. Holstrom and 154,315 shares held by the Holstrom Family Partnership. Also includes 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Holstrom is a trustee. Mr. Holstrom disclaims beneficial ownership of the securities held in this trust. Includes 25,000 shares subject to exercisable stock options.

(7)
Includes 10,882 shares held by the Martin Living Trust and 2000 shares held by the Martin Family Trust, Community Property. Dr. Martin is a trustee of both trusts. Also includes 30,000 shares subject to exercisable stock options.

(8)
Includes 66,353 shares held directly, 91,313 shares held by the Merzenich Charitable Remainder Trust, 352,549 shares held by the Merzenich Family Trust and 10,000 shares subject to exercisable stock options.

(9)
All shares indicated as owned by Mr. Moorhead are included because of his affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares owned by the Warburg Pincus entities. See Note 2 above.

(10)	Includes 5,000 shares subject to exercisable stock options.

(11)
Includes 452,987 shares held directly by Dr. Tallal, 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee, and 10,000 shares subject to exercisable stock options. Dr. Tallal disclaims beneficial ownership of the shares held by the trust within the meaning of Rule 13d-3 under the Exchange Act.

(12)	Includes 20,530 shares held by Mr. Chapin and 89,791 shares subject to stock options that are or will be exercisable as of April 29, 2005.

(13)	Includes 25,109 shares held by Ms. Freeman and 161,665 shares subject to exercisable stock options that are or will be exercisable as of April 29, 2005.

(14)	Includes 6,747 shares held by Ms. Carloni and 92,290 shares subject to stock options that are or will be exercisable as of April 29, 2005.

(15)	Includes 279,995 shares held by Dr. Jenkins, 620 shares held by Dr. Jenkins’ minor child and 52,291 shares subject to stock options that are or will be exercisable as of April 29, 2005.

(16)
Includes the information in notes (1) through (15), as applicable. Also includes for other executive officers included in the group: 360,597 shares held by such officers, 1600 shares held by an officer’s minor children, and 154,184 shares subject to stock options that are or will be exercisable by April 29, 2005.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

                To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering a sale of 2,000 shares by Dr. Merzenich on May 26, 2004, was filed one day late.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

                Each non-employee director of the Company who is not a representative of a major stockholder receives annual compensation plus meeting fees. The annual compensation is $10,000 paid, at the individual director’s direction, either in cash or in shares of Common Stock of the Company issued pursuant to the Company’s 1999 Equity Incentive Plan, as amended. If the director elects to receive stock, the number of shares is determined by dividing $10,000 by the fair market value of the Common Stock on the date of the award. Upon joining the Board, a new director receives a pro-rated portion of that year’s annual compensation. The meeting fees are $1000 for each regular Board meeting attended in person and $500 for each regular Board meeting attended by telephone, for each

19.

special Board meeting attended, and for each committee meeting attended. These meeting fees may be paid, at the individual director’s option, in cash or in shares of common stock. If meeting fees are paid in stock, they are paid in July for the preceding August through July period, and the number of shares is determined by dividing the cash amount of the meeting fees by the average Common Stock price at the regular meeting dates over that period. In the fiscal year ended December 31, 2004, fees paid to directors totaled $58,000 and 10,797 shares of Common Stock. Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

                Each non-employee director who is not a representative of a major stockholder of the Company also receives nonstatutory stock option grants under the Directors’ Plan. The terms of options granted under the Directors’ Plan are described under Proposal 2 above.

                During the last fiscal year, on July 22, 2004, the Company granted options under the Directors’ Plan to directors Blanchard, Dalvi, Holstrom, Martin, Merzenich and Tallal for 5,000 shares each, at an exercise price per share of $6.77. Mr. Smith was granted his initial option under the Directors’ Plan on July 29, 2004, for 5,000 shares at an exercise price of $6.35 per share. The exercise price of each option was equal to the fair market value of such Common Stock as of the date of grant (calculated under the plan as the closing sales price reported for the day prior to the date of grant). As of March 1, 2005, no options had been exercised under the Directors’ Plan.

                Dr. Tallal also serves as a consultant to the Company and was paid $72,000 in consulting fees for 2004.

20.

EXECUTIVE OFFICERS

Summary Compensation Table

                The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and the four other most highly paid executive officers of the Company at December 31, 2004 (“Named Executive Officers”):

	Annual Compensation (1)			Long-Term Compensation Awards

Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options (2)(#)	All Other Compensation ($)

Robert L. Bowen (3)	2004	$275,000	$137,500	—	—
Chairman of the Board and	2003	$275,000	$130,630	—	—
Chief Executive Officer	2002	158,477	80,000	1,773,190	—

Glenn G. Chapin	2004	200,000	104,333	20,000	—
Vice President, Education	2003	192,500	84,690	25,000	—
Sales	2002	170,000	93,870	20,000	—

Jane A. Freeman (4)	2004	208,564	87,640	50,000	—
Senior Vice President, Chief	2003	190,000	72,150	30,000	—
Financial Officer and	2002	190,000	37,671	30,000	—
Treasurer

Linda L. Carloni	2004	185,994	58,844	20,000	—
Vice President, General	2003	180,000	57,380	25,000	—
Counsel and Secretary	2002	180,000	35,689	7,500	—

William M. Jenkins	2004	181,756	60,904	20,000	—
Sr. Vice President, Product	2003	175,000	49,880	25,000	—
Development	2002	175,000	34,679	7,500	—

———————————
(1)
In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees and various perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

(2)
Except certain options granted to Mr. Bowen, all option grants in this table were under the 1999 Equity Incentive Plan and have a term of 10 years. The option grants listed in the table above for 2003 and 2004 vest as to 1/48th of the total shares on a monthly basis from the date of grant. The option grants listed in the table above for 2002 (other than to Mr. Bowen) vested 50% six months after grant and the other 50% in equal monthly installments over the next six months. The exercise price per share of each such option was equal to the fair market value of the Common Stock as determined by the board of directors on the date of grant. See “Employment Agreement” for a discussion of options granted to Mr. Bowen.

21.

(3)	Mr. Bowen joined the Company in June 2002 to serve as the Company’s Chief Executive Officer and Chairman of the Board.

(4)	Ms. Freeman was promoted to Senior Vice President in January 2004.
22.

Stock Option Grants and Exercises

                The Company has granted options to its executive officers under its 1999 Equity Incentive Plan (the “Incentive Plan”) and under the 2002 CEO Plan (the “CEO Plan”). As of March 1, 2005, options to purchase a total of 2,965,539 shares were outstanding under the Incentive Plan and options to purchase 950,032 shares remained available for grant thereunder. As of March 1, 2005, there were no options outstanding under the CEO Plan and options to purchase 47,398 shares remained available for grant thereunder. In the event of specified changes in control, all outstanding options under these plans either will be assumed or substituted for by any surviving entity or, if the surviving entity determines not to assume or substitute for these awards, the vesting of these stock awards will be accelerated and these stock awards will be terminated upon the change in control if not previously exercised. In the event of an acquisition of securities representing at least 50% of our combined voting power, the vesting of stock awards will be accelerated immediately upon the occurrence of this event. The acceleration of purchase rights in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

                The following tables show, for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Or Base Price ($/Sh) (3)	Expiration Date	5% ($)	10% ($)

Mr. Bowen	—	—	—	—	—	—

Mr. Chapin	20,000	3.9	5.64	1/26/2014	$70,939	$179,774

Ms. Freeman	50,000	9.7	5.64	1/26/2014	$177,348	$449,435

Ms. Carloni	20,000	3.9	5.64	1/26/2014	$70,939	$179,774

Dr. Jenkins	20,000	3.9	5.64	1/26/2014	$70,939	$179,774

———————————
(1)
The options described above were granted under our Incentive Plan and have a term of ten years, subject to earlier termination upon termination of employment. For the vesting of such options, see note 2 to the Summary Compensation Table.

(2)	Based on an aggregate of 517,497 shares subject to options granted to our employees in 2004, including the Named Executive Officers.

(3)	The exercise price per share of the options was equal to the fair market value of the common stock on the date of grant, determined under the Incentive Plan.

(4)
The potential realizable value is based on the term of the option at its time of grant, in this case, ten years. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the

23.

Company’s common stock and no gain to the optionee is possible unless the stock price increases over the option term.

                The following table sets forth for each of the Named Executive Officers the number of shares received upon exercise of options during 2004, the aggregate dollar value realized upon such exercise, and the number and value of securities underlying unexercised options held by such Named Executive Officer at December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Bowen	350,000	$1,249,500	62,500	937,500	284,375	4,265,625
Mr. Chapin	—	—	83,957	31,043	251,380	64,420
Ms. Freeman	—	—	150,833	64,167	359,000	116,400
Ms. Carloni	—	—	88,541	28,959	80,215	59,335
Dr. Jenkins	—	—	48,541	28,959	80,215	59,335

———————————
(1)	Based on the difference between the exercise price and the fair market value of the common stock at close of market on December 31, 2004, which was $5.94.

(2)
In accordance with the rules of the SEC, the calculation is based on the difference between the exercise price and the fair market value of the common stock at exercise. Actual value realized, if any, is dependent on when the shares obtained on exercise of the option are sold.

Employment Agreement

                On May 31, 2002, the Company entered into an Executive Employment Agreement with Mr. Bowen (the “Bowen Agreement”) relating to his employment with the Company as its Chief Executive Officer. The key terms and conditions of this agreement are as follows:

                Salary.   The Bowen Agreement provides for payment of an annualized base salary of $275,000 (the “Base Salary”), subject to standard payroll and withholding deductions. Effective April 1, 2005, Mr. Bowen’s salary has been increased to $300,000. See Report of the Compensation Committee, below.

                Bonus.   The Bowen Agreement originally provided that for each of 2002 and 2003, assuming Mr. Bowen was acting as CEO at the end of the applicable year, Mr. Bowen was eligible for a bonus as follows: (i) 25% of the Base Salary for meeting minimum goals as established in writing by the Board; (ii) an additional 25% of the Base Salary for exceeding those goals by an amount defined by the Compensation Committee (“the Business Plan”); and (iii) up to an additional 50% of the Base Salary, with no minimum, as determined by the Board. The Bowen Agreement originally provided further that for 2004 and thereafter, Mr. Bowen would be eligible for a bonus as follows: (x) 50% of the Base Salary for meeting the Business Plan, (y) an additional 25% of the Base Salary for exceeding, by an amount defined by the Compensation Committee, the Business Plan; and (z) up to an additional 25% of the Base Salary, with no minimum, as determined by the Board. For 2003 and future years, the Board and Mr. Bowen have amended the Bowen Agreement so that Mr. Bowen’s bonus is not based on the Bowen Agreement, but is determined under the Management Incentive Plan for the applicable year that also covers a broad group of the Company’s management.

                Equity Compensation.  Pursuant to the Bowen Agreement, the following options were granted to Mr. Bowen on June 4, 2002: (i) a nonstatutory stock option under the Incentive Plan to purchase 750,000 shares of the Company’s Common Stock at $1.39 per share (the “Performance Option”). This option vests in full on June 4,

24.

2008, subject to acceleration as to one-quarter of the shares if the Company’s stock trades for 10 consecutive market trading days above $7.50. This option vests as to an additional one-quarter of the shares if the Company’s stock trades for 10 consecutive market trading days above each of $10.00, $15.00 and $20.00; (ii) a nonstatutory stock option under the Incentive Plan to purchase 100,000 shares of the Company’s Common Stock at $1.39 per share, which was fully vested on the date of grant; (iii) a nonstatutory stock option under the CEO Plan to purchase 423,190 shares of the Company’s Common Stock at $1.1815 per share, which was fully vested on the date of grant; and (iv) a nonstatutory stock option under the Incentive Plan to purchase 500,000 shares of the Company’s Common Stock at $1.39 per share. One-quarter of the shares subject to this option vested on June 4, 2003 and the remaining shares vest monthly thereafter over the next 36 months.

                Effect of a Change of Control.  For purposes of the Bowen Agreement, a Change of Control is generally defined as (i) the approval of a plan of complete dissolution or liquidation, or (ii) subject to certain exclusions and limitations, any transaction as a result of which Warburg Pincus L.P., together with its affiliates, holds a smaller percentage of the outstanding voting power of the Company than any other investor. Upon a Change of Control, assuming Mr. Bowen’s employment with the Company has not earlier terminated, all shares underlying options granted to Mr. Bowen shall be exercisable in full, with the exception of unvested shares underlying the Performance Option; provided, however, that in connection with a Change of Control in which the consideration per share paid to holders of the Company’s Common Stock exceeds one or more of the vesting price targets, shares underlying the Performance Option will be exercisable as if such vesting price targets were met, without regard to the consecutive market trading day requirement. The acceleration of purchase rights in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

                Termination.   If Mr. Bowen is terminated without cause (as defined in the Bowen Agreement) prior to May 31, 2008, Mr. Bowen shall receive severance benefits in the amount of the lesser of (i) two times Mr. Bowen’s annual base salary or (ii) the base salary Mr. Bowen would have earned had he continued his employment until May 31, 2008. If Mr. Bowen is terminated for cause (as defined in the Bowen Agreement), Mr. Bowen will be entitled to no severance benefits under the Bowen Agreement.

                Non-interference.   While employed by the Company and for two years thereafter, Mr. Bowen agrees not to (i) solicit or otherwise cause any employee of the Company to terminate employment with the Company in order to become affiliated with a competitor of the Company or (ii) solicit the business of any customer of the Company that was, within a year of Mr. Bowen’s termination, listed on the Company’s customer list.

Equity Compensation Plan Information

                The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders (1)	3,098,012	$4.31	1,020,642

(1)	All of the Company’s equity compensation plans have been approved by the stockholders.

(2)
This figure does not include the proposed 100,000 share reserve increase under the Directors’ Plan, which is the subject of Proposal 2 and was approved by the Board of Directors in March 2005. If the stockholders approve Proposal 2 and the share reserve increases were included in this figure, the number of securities remaining available for issuance under equity compensation plans would increase to 1,120,642.

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

                This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                The Compensation Committee is responsible for overseeing the Company’s overall compensation policies and programs on behalf of the Board. As part of its duties, the Compensation Committee is responsible for determining the compensation of the Company’s executive officers. The Compensation Committee also administers and grants awards under the Company’s 1999 Equity Incentive Plan and makes recommendations to the Board with respect to modifications in the Company’s equity plans, compensation of the Board of Directors, and other compensation matters.

Compensation Philosophy and General Principles

        The goals of the Company’s executive compensation program are to structure compensation to focus executives on the Company’ s most important strategic and operating objectives; to align compensation with personal and corporate performance; and to provide appropriate levels of risk and reward. The Committee seeks to link rewards to measurable corporate performance and to objective and subjective measures of individual performance. The Committee’s performance measures are designed to further the Company’s annual operating and long-term strategic plans and to incent management to build long-term stockholder value, while avoiding undue emphasis on short-term market value. Key elements of this philosophy are as follows:

•
To ascertain that it is paying its executives competitively, the Company compares its executive compensation to software companies with comparable revenue as well as with other educational technology companies. We use a national geography for comparison, with an emphasis on the San Francisco Bay Area. The Company compares its compensation with other software as well as educational technology companies (some of which are included in the Company’s stock price performance peer group), because the Company competes with both for talent and in order to include a comparison group with companies of similar size. (Most public educational technology companies are considerably larger than the Company.) The Committee also evaluates executive compensation for internal pay equity.

•
The Committee periodically retains independent consultants, engaged by and reporting directly to the Committee, to evaluate its compensation practices, and also uses commercially available independent compensation surveys.

•	The Committee believes that perquisites should not be a significant component of compensation, and as result, the Company’s executive perquisites are minimal.

•
The Company’s executives are eligible for the same retirement plan as is offered to all employees, which is a 401(k) plan that presently does not include a Company match. The Company does not provide any other retirement or deferred compensation arrangements for its executives.

•
The Company provides short-term incentives to its executive officers and other management employees through the use of annual cash bonuses. Cash bonuses are awarded based on the achievement of Company financial objectives, individual performance objectives structured to further the Company’s strategic and operating goals, and the individual’s overall contribution to the business.

•
The Company’s executive base salaries are generally slightly lower than median levels of its comparative group. The Company’s performance-based cash incentives are generally at or slightly above the median levels of its comparative group, with the result that total cash compensation is positioned at approximately median levels for its comparative group, for performance that achieves the Board’s expectations. Officers have the

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potential for higher than median cash compensation when performance exceeds targeted levels.

•
The Company provides long-term incentives through the use of equity awards targeted at the median comparative levels to motivate executives over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees and to reward them for building shareholder value. Historically, the Company has used stock options as its primary long-term equity vehicle, but intends to explore alternatives during 2005.

•
To further align the executive officers’ interests with those of the Company’s stockholders, the Committee structured the equity arrangements for the Company’s CEO to encourage him to hold a meaningful position in the Company’s stock and is exploring methods to encourage greater stock ownership by the other executive officers.

•
When evaluating any particular element of compensation, the Committee does not consider that element in isolation but rather takes into account all components of compensation to arrive at an appropriate total package.

Executive Compensation – 2004 and Decisions for 2005

                Process. The Committee’s current practice is to conduct a comprehensive review of officer compensation at its first regular meeting of each year, in conjunction with the full Board’s evaluation of the CEO’s performance for the year. As part of the process, the CEO provides the Committee with his evaluations of and compensation recommendations for the other executive officers.

                In 2005, the Committee retained an independent consulting firm, Compensia, to assist it in evaluating officer compensation. The primary purposes of Compensia’s engagement were to confirm that the Company’s executive compensation practices were reasonable generally and relative to those of appropriate comparative peer groups and were properly structured to implement the Company’s compensation philosophy. In the course of its review for 2005, among other things, the Committee analyzed, for each executive, the total compensation and benefits provided to that executive (or that could become payable under various hypothetical scenarios, such as significant stock price increases and termination of employment), compensation data provided by the Committee’s consultant for comparative peer groups identified by the consultant, and an analysis of internal pay equity, which compared the Chief Executive Officer’s total cash compensation to that of the other members of the executive leadership team and the Company’s employees.

                Base Salary.  The Committee annually reviews the executive officers’ base salaries. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge, and competitive pay practices. In 2005, the Company’s consultant assisted in this review.

                In 2004, the Committee raised the base salaries of most of its executive officers by an average of 4%, effective April 1, 2004. Prior to this increase, continuing officer base salaries had not changed since January 2001, other than individual increases to two officers, one in mid-2001 and one in 2003. In 2005, the Committee increased the base salaries of its executive officers in amounts ranging from 4% to 9%. The larger percentage adjustments reflected both merit increases recognizing individual performance and market adjustment increases to bring the salaries into better alignment with competitive salary levels.

                Cash Incentive Compensation. In January 2004, the Committee approved the 2004 Management Incentive Plan. The Plan provided for cash bonuses upon the achievement of specified Company and individual goals. Individual goals were generally both qualitative and quantitative, so that the Committee’s determination of individual goal achievement generally involves both subjective judgment and objective measurements. For 2004, the Company goals were booked sales and operating profit. Bonus potential was allocated 40% to the booked sales goal, 30% to the operating profit goal and 30% to individual performance. At 100% goal achievement, officers were eligible to receive a bonus of between 30% and 50% of base salary. If the hurdle level for a given goal was reached, 50% of the target bonus for that goal was earned and if the maximum over-achievement level for the goal was reached, 200% of that goal’s target bonus became payable. The hurdle, target and maximum overachievement levels for the Company goals were:

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	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level

Operating income	$2.4 million	$3.4 million	$5.0 million
Booked sales	$37 million	$40 million	$43 million
Individual performance	80%	100%	200%

                In December 2004, after extensive discussions with its registered independent public accounting firm, the Company determined to change its method of revenue recognition for certain historical transactions and as a result restated its financial statements for the period from 2000 through June 30, 2004. This change in revenue recognition method and the costs of the restatement significantly decreased the Company’s income from the levels that would have been achieved absent this change. As reported, the Company achieved $37.3 million in booked sales and had an operating loss of $700,000. With no adjustment, this would have resulted in a bonus payout of 52% of bonus potential, assuming 100% individual goal achievement.

                The Committee has discretion under the Plan to pay awards to reflect achievement even if specific goals are not met. The Committee viewed the Company’s overall results for 2004 as very positive, and determined that measuring against the goals set at the beginning of the year did not adequately reflect the Company’s performance during the year. Using the discretion authorized by the Plan and exercising its business judgment, the Committee determined to take into account additional factors in determining bonuses. These additional factors included:

•	Cash flow from operating activities less investing activities of $5.7 million, a 58% improvement over 2003;

•	Booked sales over $37 million, more than 20% higher than 2003;

•
The $10 million contract with the School District of Philadelphia (of which, under generally accepted accounting principles, because of certain rights of cancellation, only $6.0 million was booked as sales for 2004);

•	The Company’s sales growth compared to growth in the education industry generally, which was 4% to 5%;

•
The impact of the restatement in requiring a longer revenue recognition period, which resulted in 2004 revenue and operating profit being significantly lower than they would have been under the previous revenue recognition practices; and

•	Unusual expenses associated with the restatement.

In light of all of these factors, the Committee determined that bonuses should be paid at approximately the target level with respect to the corporate performance factors.

                To implement this judgment, the Committee determined that, for purposes of the bonus payments, booked sales achievement would include the full value (including the un-booked portion) of the Philadelphia contract. This resulted in a payment of approximately 160% of the booked sales bonus potential. No bonus based on operating income was paid. The Committee assessed individual performance separately for each officer. The total bonus payment to executive officers averaged 102% of bonus potential at target. The payment under the 2004 Management Incentive Plan to each Named Executive Officer is included in the Summary Compensation Table below.

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                The Committee approved a similar Management Incentive Plan for 2005. The bonus potential percentages remain the same as in 2004. The Company goals for 2005 are booked sales and adjusted cash flow, with the following hurdle, target and maximum levels:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Max. Overachievement Level

Adjusted cash flow	$5.4 million	$7.4 million	$8.5 million
Booked sales	$45.0 million	$48.7 million	$52.5 million

                Long-Term Equity Incentives.  The Company has historically granted stock options to executive officers when the executive first joins the Company, on a periodic basis to provide additional long-term incentives, and in connection with a significant change in responsibilities. The number of shares covered by each stock option is based upon anticipated future contributions, past performance, levels of responsibility, prior experience, breadth of knowledge and competitive option practices, as well as the current equity position of the executive.

                In January 2004 and March 2005, the Committee evaluated the level of outstanding equity incentives for its executive officers. The March 2005 review included competitive data and recommendations provided by its consultant. The Committee determined that it was appropriate to grant additional stock options to its officers. In 2004, the Committee granted options for a total of 195,000 shares to all officers (except Mr. Bowen, who was not granted an option in 2004). In 2005, the Committee granted options for a total of 280,000 shares to all officers (including Mr. Bowen). All of these options vest in monthly installments over four years. Because the options were granted at the fair market value of the underlying stock on the date of grant, the options only have value for the executives if the stock price appreciates after the grant. In both 2004 and 2005, options granted to executive officers equaled approximately 1% of then-outstanding shares.

Chief Executive Officer Compensation

                In March 2005, the Committee reviewed all forms of Mr. Bowen’s compensation, including base salary, cash bonus potential, stock ownership, stock options and the potential change of control and severance benefits under Mr. Bowen’s Employment Agreement, which is discussed in detailed under the heading Employment Agreement above. This review took into account the performance of the Company under Mr. Bowen’s leadership; Mr. Bowen’s individual performance, experience and expertise; and pay practices in the Company’s comparative groups.

                Base Salary.  Mr. Bowen’s 2004 base salary was the salary originally set when Mr. Bowen joined the Company as its Chief Executive Officer in June 2002 and as a result, Mr. Bowen’s base salary was significantly below the median comparative level. In light of the Company’s significant growth, particularly in booked sales and cash flow, since Mr. Bowen joined the Company, the pay practices in the Company’s comparative groups, Mr. Bowen’s level of responsibility, his extensive prior experience in K-12 education and his breadth of knowledge, the Committee determined that Mr. Bowen’s salary should be increased by 9%. The Committee set Mr. Bowen’s base salary at $300,000, effective April 1, 2005.

                Cash Incentive Compensation. Mr. Bowen’s cash incentive compensation was paid under the 2004 Management Incentive Plan discussed above. Because of his level of responsibility, a greater proportion of Mr. Bowen’s total potential cash compensation is incentive-based than is the case for most of the other executive officers. The assessment of Company performance was made as described above. The Committee determined that overall Mr. Bowen should be paid 100% of his target bonus, which equals 50% of his 2004 base salary, or $137,500.

                Long-Term Equity Incentives.  In 2002 when he joined the Company, Mr. Bowen and the Committee agreed that equity incentives would constitute a significant part of his compensation package. At that time, Mr. Bowen was granted options to purchase a total of 1,773,190 shares. Of these options, 423,190 shares, approximately 24%, were granted in a fully vested option with an exercise price at a 15% discount to then-current market and an exercise term of only one year. The Committee intended this option to encourage Mr. Bowen to promptly acquire a substantial

29.

ownership stake in the Company. Mr. Bowen was also granted an option to purchase 100,000 shares in a fully vested option and 500,000 shares in an option that vests over four years, both with an exercise price at then-current market and the Company’s standard ten-year exercise term. Of these options, Mr. Bowen has exercised and holds 773,190 shares. Options for an additional 750,000 shares, 42% of the total options then granted, were granted with a vesting schedule that accelerates upon the achievement of certain target levels of market price for the Company’s common stock. These target levels range from $7.50 to $20.00 per share, significantly in excess of the Company’s per share price at the time Mr. Bowen was hired and still in excess of the Company’s per share price on March 31, 2005, so that none of these options have yet vested. This option is intended to provide additional motivation for Mr. Bowen to substantially increase stockholder value and to make significant compensation conditioned on achieving such an increase. If the stock price targets are not met, the option will vest after seven years, if Mr. Bowen still then remains employed by the Company.

                In the January 2005 comprehensive compensation review, the Committee granted Mr. Bowen an additional option for 50,000 shares. Like the options granted to the other executive officers at the time, this option vests in monthly installments over four years. Because it was granted at the fair market value of the underlying stock on the date of grant, the option only has value for Mr. Bowen if the stock price appreciates after the grant. The Committee granted this option after evaluating the Company’s significant growth, particularly in booked sales and cash flow, since Mr. Bowen joined the Company, the pay practices in the Company’s comparative groups, and the advice of its consultant.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

                Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

                The Compensation Committee believes that stock options granted under the Company’s 1999 Equity Incentive Plan and Milestone Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant shall be treated as “performance-based compensation.” Provisions contained in these Plans, allow any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

                From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III, Chair
Carleton A. Holstrom
David W. Smith
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PERFORMANCE MEASUREMENT COMPARISON

            The following chart compares the cumulative total stockholder return of Scientific Learning Common Stock for the five years ended December 31, 2004 with the cumulative total return during the same period of (i) the NASDAQ Composite Market Index and (ii) a Scientific Learning constructed peer group index. The companies in the peer group index were selected on the basis of similarity in nature of their business. At December 31, 2004, the peer group included Renaissance Learning Inc., Plato Learning, Inc., Princeton Review, Inc., Excelligence Learning and Scholastic Corporation, the same as at December 31, 2003.

            Over the last five years, the peer group has changed from time to time because of acquisitions, changes in business, and other changes affecting peer group companies. This table shows these changes:

Members of Peer Group	Tenure in Peer Group

National Computer Systems, Inc.	Removed from peer group during 2000 upon its acquisition
Lightspan, Inc.	Added to peer group during 2000 upon its public offering, removed in 2003 upon its acquisition
Riverdeep	Added to peer group during 2000 upon its public offering, removed in 2002 because its stock was moved from the Nasdaq to the Irish Stock Exchange
Princeton Review	Added to peer group during 2001 upon its public offering
Excelligence	Added to peer group during 2001 upon its public offering
Harcourt General, Inc.	Removed from peer group during 2001 upon its acquisition
Student Advantage	Removed from peer group during 2002 when in the process of negotiating its sale
Smart Force	Removed from peer group during 2002 upon its acquisition
Sylvan Learning Systems, Inc.	Removed from the index during 2003 because it changed the nature of its business.
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The comparison assumes $100 was invested on December 31, 1999 in Scientific Learning Common Stock and in each of the foregoing indices. It also assumes reinvestment of dividends. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                As noted above, the Company’s Compensation Committee consists of Mr. Holstrom, Mr. Moorhead and Mr. Smith. None of the members of the Compensation Committee has been an officer or employee of the Company, except that Mr. Holstrom served as the Company’s Chief Financial Officer from February 1996 to March 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee. Mr. Moorhead is affiliated with Warburg Pincus and its related entities, which have engaged in a number of transactions with the Company. These transactions are described below, under “Certain Transactions.”

CERTAIN TRANSACTIONS

Loan Guaranty Transactions Involving Warburg Pincus

                In March 2001, the Company entered into a $15 million unsecured revolving line of credit with Fleet National Bank. WPV, Inc., an affiliate of Warburg, Pincus Ventures, the Company’s largest stockholder, provided an unlimited guaranty for the facility. In consideration of the guaranty, the Company issued WPV a warrant to purchase 1,375,000 shares of the Company’s common stock with an exercise price of $8.00, expiring March 9, 2008. The Company also agreed to reimburse WPV for any amounts it might be required to pay in satisfaction of the loan, granted WPV a security interest in substantially all of its assets, and amended the Company’s Registration Rights Agreement to include shares issuable on exercise of the warrant as Registrable Securities. The estimated

32.

value of the warrants was $3.6 million as of the date of issuance. In March 2002, the Company agreed with the Bank and the Warburg affiliate to extend the term of the line of credit from October 2002 to June 2004.

                In September 2003, the Company agreed to reduce the amount available under the Fleet line of credit because the Company did not believe that it had need of the full amount of the line during its limited remaining term. As a result of the reduction in the credit facility, WPV’s guarantee obligation and its obligation to provide a standby letter of credit was reduced to $10,000,000. In January 2004, the Company terminated the Fleet line of credit and established a new line of credit with Comerica Bank.

                The Comerica revolving credit facility was originally in the principal amount of $7,000,000 and is presently for $5,000,000 (subject to borrowing base limitations) for the remainder of the term, which has been extended through July 14, 2005. Until July 30, 2004, the line was partially secured by a letter of credit of $3 million to $4 million provided by WPV. The Company again agreed to reimburse WPV for any amounts drawn or other payments made by WPV under the letter of credit. The Company granted a security interest in all of its assets other than intellectual property, both to Comerica and to WPV; the security interest granted to WPV has terminated. The Company also agreed not to restrict its ability to grant a security interest on intellectual property.

Posit Science Corporation

                In September 2003, we signed an agreement with Neuroscience Solutions Corporation, which has been re-named Posit Science Corporation (“PSC”), transferring technology to PSC for use in the health field. The transaction includes a license of the patents we own, a sublicense of the patents we license from others, the license of certain software we developed, and the transfer of assets related to certain research projects. All of the rights licensed to PSC are limited to the health field and most are exclusive in that field. We continue to use the licensed patents and technology in the fields of education and speech and language therapy, and retain all rights to our technology outside of the health field. We also agreed with PSC that we would license one another certain patents that may be issued in the future, on which royalties would be paid, and that we would provide PSC certain technology transfer, hosting and support services.

                PSC is a start-up company located in San Francisco that plans to develop, market, and sell a series of software-based products for healthcare markets based on neuroplasticity research. PSC’s first products are expected to focus on addressing issues that commonly arise as a result of aging. Dr. Michael M. Merzenich, who is a founder, director, significant stockholder and former officer of our company, is also a founder, director, significant shareholder and officer of PSC.

                The terms of the transaction were determined through arms’ length negotiations between PSC and us, in which Dr. Merzenich did not participate. We received an initial payment of $500,000 and will be entitled to a 2% to 4% royalty on future products of PSC that use the licensed technology. We were also issued 1,772,727 shares of Series A Preferred Stock in PSC. In 2004, we received $50,000 from PSC in payment of the minimum annual royalty. Because PSC is a start-up venture the shares of which are not actively traded, in our financial statements we have assigned a value of zero to the NSC shares we received.

University Licensing

                Under our license with The Regents of the University of California, we are obligated to make payments to The Regents in exchange for a license to commercially develop and sell products that make use of rights under patent applications filed by Drs. Tallal, Merzenich, Jenkins and Miller, among others, and subsequently assigned to The Regents and Rutgers, the State University of New Jersey. Eleven US and three foreign patents issuing from these applications have been granted by the United States Patent and Trademark Office and additional foreign applications are pending. Drs. Tallal and Merzenich are members of our Board, and Drs. Jenkins and Miller are senior vice presidents with us. During 2004, we expensed an aggregate of approximately $830,000 for royalty payments under the license. In 2005, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000. Pursuant to the patent policies of The Regents and Rutgers, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2004, the inventors

33.

received these payments from their universities in the following approximate amounts: Dr. Tallal, $78,590; Dr. Merzenich, $76,390; Dr. Jenkins, $54,499; and Dr. Miller, $26,197. The amount of any future university distributions to the inventors are indeterminable at this time because these figures are tied to our future performance; however, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Officer Loans

                In April 2001, the Company made loans in an aggregate principal amount of $3,114,383 to Dr. Miller and to Ms. Bolton, Mr. Mattson, and Mr. Mills, three former officers of the Company, for the purpose of assisting them in paying substantial income tax liabilities resulting from alternative minimum tax imposed on their exercise of Company stock options in 2000. At March 31, 2005 the aggregate amounts of such indebtedness for principal and accrued interest were: Dr. Miller: $1,734,481; Ms. Bolton: $1,674,671; Mr. Mattson: $282,302; and Mr. Mills: $33,964. Each loan is a full recourse loan, initially secured by a number of shares of the Company’s stock held by the officer equal to the lesser of (1) the principal amount of the loan divided by the average closing price of the Company’s stock for the 30 trading days preceding January 3, 2001, which was $4.4875, or (2) the total amount of Company stock held by the borrowing officer on the date of the note evidencing the loan. Each officer has the right to withdraw shares from the security interest to the extent that the fair market value of the collateral pledged exceeds 120% of the principal, but no officer has the obligation to pledge additional shares or to return withdrawn shares if the value of the collateral pledged falls below the loan amount. The number of shares initially and currently pledged by each officer is: Dr. Miller, 323,120 shares; Ms. Bolton, 260,785 shares; Mr. Mattson, 52,591 shares, and Mr. Mills, 6,325 shares. The loans bear interest at a rate of 4.94%. All principal and accrued interest are due December 31, 2005. The Company’s obligation to make these loans was conditioned on the initial closing of the Fleet line described above.

Stock Transactions Involving Warburg Pincus

                In November 2001, the Company completed the sale of 4,000,000 shares of our common stock to Warburg, Pincus Ventures at a purchase price of $1.25 per share, and an aggregate purchase price of $5,000,000. The transaction was completed as a private placement. In connection with the sale, the Company’s Registration Rights Agreement was further amended to include the shares sold in the transaction as Registrable Securities under that Agreement. Accordingly, the Company may be required to register such shares for resale in the future.

                The former holders of our Series B, C and D preferred stock, which include Warburg, Pincus Ventures, our largest stockholder, are entitled to registration rights with respect to the common stock issued upon conversion of the Series B, C or D preferred stock.

                In connection with the issuance of Series B preferred stock and warrants to purchase Series C preferred stock, we entered into an agreement that requires us, as long as Warburg, Pincus Ventures owns at least 10% or 20% of the outstanding common stock, to nominate and use our best efforts to elect one or two individuals, respectively, designated by Warburg, Pincus Ventures for election to the Board or Directors.

                Please see the “Employment Agreement” section above for details of additional transactions with Mr. Bowen.

                The Company has entered into indemnity agreements with each of its directors and executive officers. The Company’s certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

                The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the disinterested members of the Board. All 2004 transactions were, and we expect that all future related-party transactions will be, also approved by the Audit Committee of the Board.

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HOUSEHOLDING OF PROXY MATERIALS

                The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

                This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

                The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Linda L. Carloni

Linda L. Carloni Secretary

May 2, 2005

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is being provided to shareholders with this Proxy Statement.
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CHARTER OF THE  AUDIT COMMITTEE

As adopted by the Board of Directors on July 29, 2004

The charter of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Scientific Learning Corporation (the “Company”) is as follows, subject to amendment by the Board from time to time:

Role

                The role of the Committee is to act on behalf of the Board in fulfilling the Board’s oversight responsibility to the stockholders relating to the Company’s financial statements and accounting and financial reporting processes, and in particular the quality and integrity of those processes, the systems of internal control over financial reporting, the annual independent audit of the Company’s financial statements, the quality and integrity of the Company’s financial processes, statements and reports, and the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”).

Membership:

                The Committee will be composed of at least three members of the Board. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”), when and as applicable to Committee members, as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial sophistication requirements as applicable and in effect from time to time. The members of the Committee and the Committee chair will be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee will be filled by the Board.

Primary Committee Responsibilities:

                The Committee shall oversee the Company’s financial reporting process on behalf of the Board and shall have direct responsibility for the appointment, compensation, evaluation, retention, termination, and oversight of the work of the Auditors, who shall report directly to and be accountable to the Committee. The Committee shall also report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To fulfill the Committee’s role, the Committee shall be charged with the following functions and processes, with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

                1.               To evaluate the performance of the Auditors, to assess their qualifications and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

                2.               To determine and approve engagements of the Auditors, prior to commencement of such engagements, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, and the compensation to be paid by the Company to the Auditors, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

                3.               To determine and approve engagements of the Auditors, prior to commencement of such engagements (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of

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preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

                4.               At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

5. To assist and interact with the Auditors in order that they may carry out their duties in the most efficient and cost-effective manner.

                6.              To evaluate the cooperation received by the Auditors during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

                7.              To review with the management of the Company and the Auditors, upon completion of their audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K, and to recommend whether or not such financial statements should be so included. In the course of that review, to discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and adjustments proposed but not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under the standards of the Public Company accounting Oversight Board (United States), as appropriate.

                8.              To review the interim financial statements with the management of the Company and the Auditors, as appropriate, prior to public disclosure of quarterly financial information, if practicable, and in any event, prior to the filing of the Company’s Quarterly Reports on Form 10-Q. In this review, the Committee shall discuss the results of this quarterly review and any other matters required to be communicated to the Committee by the independent auditors under the standards of the Public Company Accounting Oversight Board (United States), as appropriate.

                9.              To review and discuss with management and the Auditors, as appropriate, earnings press releases, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for this purpose.

                10.            To review with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management and any other significant reporting issues and judgments.

                11.            To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

                12.            To review with the Auditors and management, as appropriate, any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

                13.            To review with management and the Auditors, as appropriate, the scope, quality and effectiveness of internal control over financial reporting.

                14.            Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

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                15.            To establish procedures in compliance with applicable laws and rules and as determined to be appropriate by the Committee, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

                16.            To review and approve related-party transactions as required by Nasdaq rules, except to the extent that such matters are reviewed and approved by the Nominating and Corporate Governance Committee in accordance with its charter and Nasdaq rules.

                17.            To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

                18.            To prepare the Committee Report for inclusion in the Company’s proxy statement for its annual meeting of stockholders.

                19.            To conduct such investigations as the Audit Committee deems to be appropriate, and to retain such accounting, legal and other independent experts in connection with such investigations or otherwise to advise the Committee as the Committee deems to be appropriate.

                20.            To periodically review and discuss with management and the Auditors, as appropriate, the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

                21.            To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

                22.            To periodically conduct a self-evaluation of the Committee’s performance.

                23.            To perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

                It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

COMMITTEE PROCESSES

•	Meeting Frequency – The Committee shall hold such regular or special meetings as the Committee or its chair deems necessary or appropriate and shall meet at least four times per year.

•	Resources and Authority – The Committee shall have authority to appoint, determine funding for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have the authority to obtain and determine compensation for, at the expense of the Company, advice and assistance from internal or external independent legal, accounting, or other advisors and consultants, as it determines necessary or appropriate to carry out its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.
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•	Reporting to the Board of Directors – The Committee, through the Committee chair, shall report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the performance or independence of the Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.
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